Exhibit 11(a) and (b)

                         AMERICAN GREETINGS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------

                                            (Unaudited)                         (Unaudited)
                                    Six Months Ended August 31,        Three Months Ended August 31,
                                    ---------------------------        -----------------------------
                                      1997              1996               1997                1996
                                      ----              ----               ----                ----
Average number of
 common shares outstanding         74,775,937         74,752,729         74,424,152          74,769,491
                                   ==========         ==========         ==========         ===========

 Net inome (thousands)             $   56,356         $   39,201         $   26,097         $    11,429
                                   ==========         ==========         ==========         ===========

Primary earnings per share         $      .75         $      .52         $      .35         $       .15
                                   ==========         ==========         ==========         ===========

              Computation of Fully-diluted Earnings Per Share (a)

                                                         (Unaudited)                             (Unaudited)
                                                  Six Months Ended August 31,          Three Months Ended August 31,
                                                 -----------------------------         ------------------------------
                                                    1997               1996               1997               1996
                                                 ----------         ----------         ----------         -----------
Average number of common shares
outstanding on a fully diluted basis
assuming exercise of stock options
based on the treasury stock method
using the higher of average market price
or ending market price (b)                       76,129,012         75,608,970         75,811,941          75,548,141
                                                 ==========         ==========         ==========         ===========

Net income (thousands)                           $   56,356         $   39,201         $   26,097         $    11,429
                                                 ==========         ==========         ==========         ===========
Fully-diluted earnings per share                 $      .74         $      .52         $      .34         $       .15
                                                 ==========         ==========         ==========         ===========





(a) This calculation is submitted in accordance with the Securities Exchange Act of 1934, although not required by Accounting Principles Board Opinion No. 15, since less than a 3% dilution results.


(b) Ending market price was used for the six months ended August 31, 1997 and the three months ended August 31, 1996. Average market price was used for the three months ended August 31, 1997 and the six months ended August 31, 1996.